Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-286362-02

June 16, 2025

Public Service Company of New Hampshire

doing business as Eversource Energy

Pricing Term Sheet

Issuer:	Public Service Company of New Hampshire doing business as Eversource Energy
Security:	$300,000,000 4.40% First Mortgage Bonds, Series Y, due 2028 (the “Bonds”)
Principal Amount:	$300,000,000
Maturity Date:	July 1, 2028
Coupon:	4.40%
Benchmark Treasury:	3.875% due June 15, 2028
Benchmark Treasury Price / Yield:	99-26 3/4 / 3.934%
Spread to Benchmark Treasury:	50 basis points
Re-Offer Yield:	4.434%
Price to Public:	99.904% of the principal amount
Interest Payment Dates:	Semi-annually in arrears on January 1 and July 1 commencing on January 1, 2026
Optional Redemption Provisions:	Make-whole call at any time prior to the Maturity Date at a discount rate of Treasury plus 10 basis points
Trade Date:	June 16, 2025
Settlement Date*:	June 24, 2025 (T+5)
CUSIP / ISIN:	744538 AH2 / US744538AH21
Ratings**:	A1 (Moody’s); A (S&P); A+ (Fitch)
Joint Book-Running Managers:	BofA Securities, Inc. Morgan Stanley & Co. LLC TD Securities (USA) LLC
Co-Manager:	Samuel A. Ramirez & Company, Inc.

* Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Series Y Bonds in the secondary market prior to the date that is one business day before the settlement date will be required, by virtue of the fact that the Series Y Bonds initially will settle T+5 (on June 24, 2025) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade bonds prior to the date that is one business day before the settlement date should consult their own advisors.

** Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus, as supplemented) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus (as supplemented) if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322; Morgan Stanley & Co. LLC toll-free at (866) 718-1649; or TD Securities (USA) LLC toll-free at (855) 495-9846.